Exhibit 10(iii)  Producer Agreement

PRODUCER AGREEMENT
Harry Hinde
Limelight Records Inc.
[Address]
[Address]

JENNIFER ELIZABETH SCHRODER (herein referred to as the "Artist") [Address] [Address]

- and -

TERENCE ROBINSON (herein referred to as the "Executive Producer") 47 Avenue Rd., Suite 200 Toronto, Ontario M5R 2G3

Re:  Agreement between Harry Hinde, Producer & Jennifer Schroder, Artist -- Terence Robinson, Executive Producer

Dear Jennifer Schroder, Artist -- Terence Robinson, Executive Producer:

Yourself and I have agreed as follows:

1.	That you hereby engage me to produce three (3) master demo recordings embodying your performances (the"Master"), and if time permits during the recording session, one additional recording may be included. You acknowledge that I shall be paid a producer's fee which will be included in the production budget and a royalty rate of 4% based on retail, for which I will fully produce, mix and the recordings.

2.	The Masters will be recorded at times and places determined by mutual agreement between us. You will be solely responsible for all costs incurred in recording the Masters from a budget submitted to you and approved by you prior to recording. Jennifer Schroder, Artist and Harry Hinde will mutually detrmine the material to be recorded.

3.	If you execute or substantially negotiate a recording contract or distribution agreement ("Recording Contract") with a record company ("Record Company") withon one (1) year after the date of completion of the Masters (the "Initial Period"): you hereby approve me as individual producer of the recordings comprising the first (1) album of your performances pursuant to the Recording Contract, and you will exert your best efforts to cause the Record Company to so approve me as such producer, and you shall use your best efforts to cause the Record Company to pay me royalty attributable to any individual producer(s) of the Masters (other than me) payable with regard to the Masters in question up to a maximum of twenty thousand dollars (US$20,000.00) in United States currency, if an agreement is signed with an American recording company.

4.	All royalties payable to me hereunder shall be computed retroactively and paid on all records from the first record sold subject to the recoupment of recording costs of the Masters from our gross all-in royalty rate and subject to any advances to third-party producers.

5.	In the event you or the Record Company computes royalties on a royalty basis other than on a "retail basis", the royalty payable to me hereunder will be adjusted accordingly in order that I receive a dollar-and-cents royalty equal to the royalty described above in paragraph 1.

6.	You will cause the Record Company to account for and pay directly to me all royalties and advances payable to me pursuant to this agreement. If and to the extent the Record Company fails or refuses to do so, however, you shall send statements to me as the recording royalties payable to me hereunder within ninety (90) days after your receipt of accounting statements from the Record Company in question. You shall account for and pay to me my share of advances hereunder within twenty (20) business days after your receipt thereof. Each such statement shall be accompanied by separate payment in full of all accrued royalties which you earned during the preceding accounting period. You agree to provide me with a copy of any statement which you receive pursuant to the Recording Contract along with such accounting. You agree to maintain accurate books and records pertaining to the royalties and other sums payable to me hereunder, and I or my representative shall have the right to inspect such books and records not more than once per year upon thirty (30) days prior written notice to you.

7.	This document sets forth our entire agreement with regard to its subject matter and may not be modified or amended except in writing by both of us. This agreement shall be governed by the laws of the Province of Ontario, Canada. This agreement shall be binding upon and inure to the benefit of our respective heirs, representatives and permitted assigns.

8.	From the inception of the recording of the Masters hereunder, you shall own the entire world-wide right, title, and interest, including without limitation the copyrights in and to the Masters, and the performances embodied therein. The results and proceeds of my services as the producer hereunder shall be as an employee for hire, and alternatively I grant to you all right, title or interest in the underlying musical compositions, unless I participated in the composing of such musical composition.

If the foregoing accurately reflects our agreement, please indicate your acceptance where indicated below.

Dated at Toronto, Ontario this    29    day of       Jan      , 2003.

Sincerely, Limelight Records Inc.

Per: /s/ Harry Hinde

Harry Hinde

Dated at Toronto, Ontario this    29    day of       Jan      , 2003.

/s/ Jennifer Schroder

Jennifer Schroder, Artist

/s/ Terence Robinson

Terence Robinson, Executive Producer

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